HWD2 712061v1
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

      Date of report (Date of earliest event reported): September 15, 1999

                         FREEDOM SECURITIES CORPORATION
             (Exact name of registrant as specified in its charter)

         Delaware                  001-13993                 04-3335712
(State of Incorporation)      Commission File Number)      (IRS Employer
                               Identification No.)

                       One Beacon Street, Boston, MA 02108
               (Address of principal executive offices) (Zip Code)

                                 (617) 725-2000
              (Registrant's telephone number, including area code)

                                       N/A
          (former name or former address, if changed since last report)


ITEM 5. OTHER EVENTS.

On September 15, 1999, Freedom Securities Corporation ("Freedom"), a Delaware corporation, FSC Merger Corp. ("Merger Sub"), a Delaware corporation and wholly owned subsidiary of Freedom, The Hill Thompson Group, Ltd. ("HT"), a Delaware corporation, and all of the shareholders of HT entered into an Agreement and Plan of Merger, dated as of September 15, 1999 (the "Merger Agreement"), pursuant to which, among other things, HT would merge with and into Merger Sub, with Merger Sub as the surviving corporation (the "Merger"). The total consideration for the acquisition of HT is approximately $45 million payable in a combination of cash and shares of common stock, par value $.01 per share, of Freedom. At the closing of the Merger, HT, Freedom, the shareholders of HT and an escrow agent will enter into an Escrow Agreement pursuant to which Freedom will deposit approximately 6.6% of the purchase price into a fund as security for the payment of certain indemnification obligations of HT's shareholders. The Merger is intended to qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended.

Upon consummation of the Merger, Freedom will enter into employment agreements with certain employees of HT and will establish an approximately $10 million retention program designed to retain the HT employees. Following the Merger, HT will operate as a subsidiary of Freedom.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  September 22, 1999

                            FREEDOM SECURITIES CORPORATION

                            By:   /s/ John H. Goldsmith
                                  Name:    John H. Goldsmith
                                  Title: Chief Executive Officer